Exhibit 10.40

LICENSE AGREEMENT

THIS LICENSE AGREEMENT is made as of this October 15, 2014 (“Effective Date”) by and between the UNIVERSITY OF MISSISSIPPI, an educational institution with a principal address at University, Mississippi 38677 (“UM”) and CHROMADEX, a corporation organized and existing under the laws of California with a principal address 10005 Muirlands Blvd Suite G, Irvine, California 92618 (“CHROMADEX”)

RECITALS

WHEREAS, UM is the owner of certain patent applications and other technology related to a proprietary extract of blue green algae.

WHEREAS, CHROMADEX wishes to acquire certain rights and licenses with respect to the proprietary extract of blue green algae in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound herby, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1	Unless otherwise provided in this Agreement, the following terms when used with initial capital letters shall have the meanings set forth below:

"Affiliate" means, when used with reference to CHROMADEX, any person directly or indirectly controlling, controlled by or under common control with CHROMADEX.

"Bankruptcy Event" means the person in question becomes insolvent, or voluntary or involuntary proceedings by or against such person are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for such person, or proceedings are instituted by or against such person for corporate dissolution of such person, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or such person makes an assignment for the benefit of creditors, or substantially all of the assets of such person are seized or attached and not released within sixty (60) days thereafter.

"Calendar Quarter" means each three-month period, or any portion thereof, beginning on January 1, April 1, July 1 and October 1.

“Calendar Year” means each twelve-month period commencing upon January 1.

"Confidential Information" means all technical information, developments, discoveries, methods, techniques, formulae, processes and other information relating to the Licensed Technology that UM or CHROMADEX owns or controls on the date hereof or owns or controls during the term of this Agreement, including by way of illustration and not limitation, designs, data, drawings, documents, models, business practices, financial data and other similar information.

"Field" means the use of the proprietary blue green algae extract in food, beverage, and dietary supplement products in all therapeutic categories for human use.

 “Improvements” means any improvement, modification or other refinement, regardless of the patentability thereof to (a) the subject matter of the Licensed Technology, within the scope of the inventions claimed in the Patents, or (b) the development, manufacture, use or sale of which, except for the licenses granted herein, would infringe a valid claim of any of the Patents.

“Know-How” means all information, technical data and assistance, inventions and discoveries of UM disclosed or provided to CHROMADEX by UM relating to the exploitation of any invention described in the Patents.

"Licensed Technology" means and includes UM Know-How, the Patents and Improvements.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

“Net Sales” means the gross amount charged by CHROMADEX for a Licensed Product less the items specifically listed in Schedule C.  If a Licensed Product is sold for consideration other than solely cash, the fair market value of such other consideration shall be included in the Net Sales Price.  If a Licensed Product is sold in a package or kit containing another product or service which is not a Licensed Product, the Net Sales Price for purposes of calculating the royalty under Article 3 hereof shall be calculated by multiplying the Net Sales Price of the combination product or service by the fraction of A/A+B, where "A" is the Net Sales Price of the Licensed Product  or Service when sold separately and "B" is the Net Sales Price of the other product or service or products or services when sold. In the event it becomes necessary for CHROMADEX or a Sublicensee to license patent rights owned by a Third Party to make, use or sell a Licensed Product, then CHROMADEX or Sublicensee shall have the right to obtain a license from such Third Party and CHROMADEX shall have the right to credit fifty percent (50%) of any payment made to such a Third Party under such license against up to fifty percent (50%) of the amounts payable to UM under Article 3 on a going-forward basis.  Any credit pursuant to this Paragraph shall be available to CHROMADEX with respect to the full royalty payable pursuant to Article 3, but no such credit shall be available if the License Product is sold in a package or kit containing another product which is not a Licensed Product if the Third Party license is necessary solely because of another product and not the Licensed Product.  In addition, any credit that CHROMADEX is unable to use in full within the particular royalty reporting period in which such credit is earned may be rolled forward from one royalty reporting period to the next.

"Patent(s)" means the issued patents summarized in Appendix A which relate to the Licensed Technology, owned or controlled by UM during the term of this Agreement.

“Patent Expenses” means (a) all out-of-pocket fees, expenses, and charges related to the Patents incurred by UM in connection with the preparation, filing, prosecution, issuance, re-issuance, re-examination, interference, and/or maintenance of applications for patent or equivalent protection for the Patents currently contained or that may be added with written approval of CHROMADEX to Appendix A, and (b) an administrative fee in the amount of fifteen percent (15%) of any  prosecution and maintenance fees as the result of new patent applications added to Appendix A by mutual written agreement of the parties.

"Person" means an individual, partnership, corporation, joint venture, unincorporated association, or other entity, or a government or department of agency thereof.

"Products" means any article or portion thereof, which is made, produced, or used in whole or in part, by or with the use of the Licensed Technology.

“Sunk Patent Expenses” means Patent Expenses incurred by UM before the Effective Date of the Agreement.

"Technical Information" means and includes all technical information, trade secrets, developments, discoveries, Know-How, methods, techniques, formulae, processes and other information relating to the Licensed Technology that UM owns or controls on the date hereof or owns or controls in the future, including by way of illustration and not limitation, designs, data, drawings, documents, models, and other similar information.

"Valid Claim" means a claim of an unexpired issued Patent that has not been withdrawn, canceled or disclaimed or held invalid by a court or governmental authority of competent jurisdiction in an unappealed or unappealable decision.

ARTICLE 2
GRANT OF LICENSE

2.1
Grant of License.  Subject to the terms and conditions contained in this Agreement, UM hereby grants to CHROMADEX an exclusive, non-transferrable except otherwise allowed in this Agreement, worldwide, royalty-bearing right and license to use and practice the Licensed Technology to make, have made, use, and sell Products in the Field. Notwithstanding the foregoing, UM expressly reserves a non-transferable royalty-free right to use the Licensed Technology in the Field itself, including use by its faculty, staff and researchers, for educational and research purposes only.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

2.2
Right to Sub-license.  CHROMADEX shall not have the right to sub-license to any third party, in whole or in part, its rights under this Agreement without the written permission of UM, such permission to will not be unreasonably withheld.  In the event CHROMADEX wishes to sub-license the Patent rights, UM and CHROMADEX will initiate good faith negotiations to determine equitable licensing terms and conditions.  As a subsequent condition of granting sub-licenses, CHROMADEX will provide UM with full and complete copies of all contracts and agreements between it and any sub-licensee within ten (10) business days after execution of same.  UM will maintain such copies and their terms in confidence as required in Article 8.  A grant of a sub-license will be invalid if any agreement between CHROMADEX and such sub-licensee prohibits, restricts or conditions CHROMADEX’s provision of such copies to UM as required in this article.

2.3
No Rights by Implication.  No rights or licenses with respect to the Licensed Technology are granted or deemed granted hereunder or in connection herewith, other than those rights or licenses expressly granted in this Agreement.

ARTICLE 3
LICENSING FEES

3.1	Upfront Payments. In consideration of the license granted hereunder, CHROMADEX shall pay UM the following non-refundable payments:

(a)	[*] dollars ($[*]) within fifteen (15) days of the Effective Date of this Agreement, and
(b)	[*] dollars ($[*]) within one hundred and eighty (180) days of the Effective Date of this Agreement.

3.2
Royalties.  In further consideration of the rights and licenses granted hereunder, CHROMADEX shall pay UM a royalty of [*] percent ([*]%) of Net Sales of all Products. CHROMADEX agrees to pay UM at least the following minimum royalties during the term of this Agreement:

Calendar Year 1:  $[*]

Calendar Year 2:  $[*]

Calendar Year 3:  $[*]

Calendar Year 3 and beyond. The minimum shall increase [*]% per year over the Year 3 amount to a maximum of $[*] per year.

3.3
Payments.  Royalties and other amounts payable under this Agreement shall be paid within thirty (30) days following the last day of the Calendar Quarter in which royalties and other amounts accrue. The last such payment shall be made within thirty (30) days after termination of this Agreement.  Payments shall be deemed paid as of the day on which they are received by UM.

3.4
Reimbursement of Patent Expenses.   CHROMADEX will reimburse UM’s Sunk Patent Expenses totaling $[*] within fifteen (15) days of the Effective Date.  CHROMADEX will reimburse UM’s Patent Expenses incurred after the Effective Date within thirty (30) days of receipt of an invoice from UM detailing the Patent Expenses incurred by UM.

3.5
Reports. CHROMADEX shall deliver to UM within thirty (30) days after the end of each Calendar Quarter following commercial sale of a Product a report setting forth in reasonable detail the calculation of the royalties and other amounts payable to UM for such Calendar Quarter pursuant to this Article 3, including, without limitation, the Products sold in each country during such Calendar Quarter, the Net Sales thereof, and, within sixty (60) days after the end of each Calendar Quarter, and similar reports containing corresponding information relating to royalties payable due to sales by permitted sub-licensees pursuant to Article 2.2.  An example of an acceptable royalty report is provided in Appendix C.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

3.6	Currency, Place of Payment, Interest.

(a)
All dollar amounts referred to in this Agreement are expressed in United States dollars.  All payments to UM under this Agreement shall be made in United States dollars (or other legal currency of the United States), as directed by UM, by check payable to the University of Mississippi” or by wire transfer to an account as UM may designate from time to time.

(b)
If CHROMADEX receives revenues from sales of Products in a currency other than United States dollars, royalties shall be converted into United States dollars at the applicable conversion rate for the foreign currency as published in the “Exchange Rates” table in the eastern edition of The Wall Street Journal as of the last date of the Calendar Quarter.

(c)
Amounts that are not paid when due shall accrue interest-from the due date until paid, at an annual rate equal to the “Prime Rate” plus 5% as published in the “Money Rates” table in the eastern edition of The Wall Street Journal as of the due date.

3.7
Records. CHROMADEX will maintain complete and accurate books and records that enable the royalties payable hereunder to be verified.  The records for each Calendar Quarter shall be maintained for two years after the submission of each report under Article 3.7 hereof.  Upon reasonable prior notice to CHROMADEX, UM and its accountants shall have access to the books and records of CHROMADEX to conduct a review or audit thereof no more than two (2) times per years.  Such access shall be available during normal business hours.  In the event such audit reveals any error in the computation of Net Sales exceeding 5% of the amount owed, the CHROMADEX shall promptly reimburse UM for all reasonable expenses and costs incurred in the conduct of such review or audit.

ARTICLE 4
CERTAIN OBLIGATIONS OF CHROMADEX

4.1
CHROMADEX Efforts.  CHROMADEX shall use its reasonable efforts to develop for commercial use and to market Products as soon as practicable, and to continue to market Products as long as commercially viable, all as is consistent with sound and reasonable business practice.

4.2
Compliance with Laws.  CHROMADEX shall use its best efforts to comply with all prevailing laws, rules and regulations pertaining to the development, testing, manufacture, marketing and import or export of Products.  Without limiting the foregoing, CHROMADEX acknowledges that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce.  These laws and regulations, among other things, prohibit or require a license for the export of certain types of technical data to specified countries.  CHROMADEX will comply with all United States laws and regulations controlling the export of commodities and technical data.

4.3	Government Approvals. CHROMADEX will be responsible for obtaining, at its cost and expense, all governmental approvals required to commercially market Products.

4.4
Patent Notices. CHROMADEX shall mark or cause to be marked all Products made or sold in the United States with all applicable patent numbers.  If it is not practical for a Product to be so marked, then CHROMADEX shall mark or cause to be marked the package for each Product with all applicable patent numbers.

4.5       Bankruptcy or Equivalent.  CHROMADEX will provide written notice to UM prior to the filing of a petition in bankruptcy or equivalent if CHROMADEX intends to file a voluntary petition, or, if known by CHROMADEX through statements or letters from a creditor or otherwise, if a third party intends to file an involuntary petition in bankruptcy against CHROMADEX.  Notice will be given at least 75 days before the planned filing or, if such notice is not feasible, as soon as CHROMADEX is aware of the planned filing.  CHROMADEX's failure to perform this obligation is deemed to be a material pre-petition incurable breach under this Agreement not subject to the 60-day notice requirement of Section 9.2, and UM is deemed to have terminated this Agreement forty-five (45) days prior to the filing of the bankruptcy.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

ARTICLE 5
REPRESENTATIONS

5.1	Representations of UM. UM represents to CHROMADEX as follows:

(a)	this Agreement, when executed and delivered by UM, will be the legal, valid and binding obligation of UM, enforceable against UM in accordance with its terms;

(b)
UM terminated a previous license agreement that granted rights to the Licensed Technology.  UM has not granted rights to the Licensed Technology to any person other than CHROMADEX since terminating the previous license agreement;

(c)	UM has not received any written notice that the Licensed Technology infringes the proprietary rights of any third party;

(d)
the inventions claimed in the Patents to the knowledge of UM have not been publicly used, offered for sale, or disclosed in a printed publication by employees of UM more than one year prior to the filing of the U.S. application for the Patents.

5.2	Representations and Warranties of CHROMADEX. CHROMADEX represents and warrants to UM as follows:

(a)
CHROMADEX is a corporation duly organized, validly existing and in good standing under the laws of California and has all requisite corporate power and authority to execute, deliver and perform this Agreement;

(b)	This Agreement, when executed and delivered by CHROMADEX, will be the legal, valid and binding obligation of CHROMADEX, enforceable against CHROMADEX in accordance with its terms;

(c)	the execution, delivery and performance of this Agreement by CHROMADEX does not conflict with, or constitute a breach or default under,

(i)	the charter documents of CHROMADEX,

(ii)	any law, order, judgment or governmental rule or regulation applicable to CHROMADEX, or

(iii)
any provision of any agreement, contract, commitment or instrument to which CHROMADEX is a party; and the execution, delivery and performance of this Agreement by CHROMADEX does not require the consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental or regulatory authority.

ARTICLE 6
LIABILITY AND INDEMNIFICATION

6.1
No warranties; Limitation on Liability.  EXCEPT AS EXPLICITLY SET FORTH IN THIS AGREEMENT, UM MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) COMMERCIAL UTILITY; OR (II) MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; OR (III) THAT THE USE OF THE LICENSED TECHNOLOGY WILL NOT INFRINGE ANY PATENT, COPYRIGHT OR TRADEMARK OR OTHER PROPRIETARY OR PROPERTY RIGHTS OF OTHERS.  UM SHALL NOT BE LIABLE TO CHROMADEX, CHROMADEX’S SUCCESSORS OR ASSIGNS OR ANY THIRD PARTY WITH RESPECT TO ANY CLAIM ON ACCOUNT OF, OR ARISING FROM, THE USE OF INFORMATION IN CONNECTION WITH THE LICENSED TECHNOLOGY SUPPLIED HEREUNDER OR THE MANUFACTURE, USE OR SALE OF PRODUCTS OR ANY OTHER MATERIAL OR ITEM DERIVED THEREFROM.

6.2
Liability.   UM is an agency of the State of Mississippi under the management and control of the Board of Trustees of the State Institutions of Higher Learning (IHL).  As authorized by law, IHL maintains a program of self-insurance for purposes of workers’ compensation and general liability, pursuant to the Mississippi Tort Claims Act as set forth in Chapter 46, Title 11, Mississippi Code 1972, as amended.  Accordingly, any liability of UM for any damages, losses, or costs arising out of or related to acts performed by UM or it employees under this Agreement is governed by the Tort Claims Act.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

6.3
CHROMADEX Indemnification.  CHROMADEX will indemnify, defend and hold harmless UM, its trustees, officers, agents and employees (collectively, the “Indemnified Parties”), from and against any and all liability, loss, damage, action, claim or expense suffered or incurred by the Indemnified Parties which results from or arises out of (individually, a “Liability” and collectively, the “Liabilities”):

(a) breach by CHROMADEX of any duty, covenant or agreement contained in this                                                                                                                              Agreement or a lawsuit, action, or claim brought by any third party that includes any   allegation which, if proven true, would constitute a breach by CHROMADEX of any duty, covenant or agreement contained in this Agreement.

(b) the development, use, manufacture, promotion, sale, distribution or other disposition of any Products by CHROMADEX, its Affiliates, assignees, vendors or other third parties, for personal injury, including death, or property damage arising from any of the foregoing.  The indemnification obligation under Article 6.3 shall not apply to any contributory negligence or product liability of the Indemnified Party which may have occurred prior to the execution of this Agreement.  CHROMADEX will indemnify and hold harmless the Indemnified Parties from and against any Liabilities resulting from:

(i)
any product liability or other claim of any kind related to the use by a third party of a Product that was manufactured, sold, distributed or otherwise disposed by CHROMADEX, its Affiliates, assignees, vendors or other third parties;

(ii)
clinical trials or studies conducted by or on behalf of CHROMADEX relating to any Products, including, without limitation, any claim by or on behalf of a human subject of any such clinical trial or study, any claim arising from the procedures specified in any protocol used in any such clinical trial or study, any claim of deviation, authorized or unauthorized, from the protocols of any such clinical trial or study, any claim resulting from or arising out of the manufacture or quality control by a third party of any substance administered in any clinical trial or study;

(iii)	CHROMADEX’s failure to comply with all prevailing laws, rules and regulations pertaining to the development, testing, manufacture, marketing and import or export of Products.

6.4
Procedures.  The Indemnified Party shall promptly notify CHROMADEX of any claim or action giving rise to a Liability subject to the provisions of Article 6.3.  CHROMADEX shall have the duty to defend any such claim or action, at its cost and expense.  Indemnified Party must have the right, however, to approve counsel through the Mississippi Attorney General and through its governing board to represent it, and such approval will not be unreasonably withheld.  In the event CHROMADEX or any of its parents, affiliates or subsidiaries is also named in a particular claim, CHROMADEX may choose the same attorneys who defend the Indemnified Parties to defend CHROMADEX unless there arises a conflict of interest between the CHROMADEX and one or more of the Indemnified Parties or among the Indemnified Parties. The indemnification rights of UM or other Indemnified Party contained herein are in addition to all other rights which such Indemnified Party may have at law or in equity or otherwise.

6.5
Product Liability Insurance.  Beginning with the commencement of human clinical trials of any Product and continuing for a period of time after CHROMADEX ceases manufacturing and marketing Products that is reasonable based upon industry standards, CHROMADEX and its Affiliates shall maintain general liability and product liability insurance that is reasonable based upon industry standards, but not less than $2 million per incident and $2 million in the aggregate.  CHROMADEX and its AFFILIATES will procure and maintain policies of property damage insurance of $1 million per claim and $2 million in the aggregate.  The insurance amounts specified herein shall not be deemed a limitation on CHROMADEX’s indemnification liability under this Agreement.  CHROMADEX shall provide UM with copies of such policies, upon request of UM.  CHROMADEX shall notify UM at least ten (10) days prior to cancellation of any such coverage.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

ARTICLE 7
PATENTS AND INFRINGEMENT

7.1	Prosecution of Patents.

(a)	Responsibilities for Patent Prosecution and Maintenance.

(i)
UM through outside patent counsel is responsible for preparing, filing, and prosecuting any patent applications, maintaining any issued patents, and prosecuting and maintaining any and all continuations, continuations-in-part, divisional, substitutions, reissues, or re-examinations (or the foreign equivalent of these) related to the Patents.  CHROMADEX will reimburse UM for patent expenses as detailed in Article 3.4.

(ii)
UM through outside patent counsel will prepare, file, and prosecute patent applications for the Patents in the United States. UM through outside patent counsel will also prepare, file, and prosecute international applications for the Patents under the Patent Cooperation Treaty. CHROMADEX will specify in writing to UM the additional foreign countries in which patent applications are to be filed and prosecuted. UM when possible will notify CHROMADEX ninety (90) days in advance of a national stage filing deadline for all Patents, and CHROMADEX will specify such additional countries no later than thirty (30) days before the national stage filing deadline for the pertinent patent application.

(iii)
UM through is solely responsible for making decisions regarding the content of U.S. and foreign applications to be filed under Patents and prosecution of the applications, continuations, continuations-in-part, divisional, substitutions, reissues, or re-examinations (or the foreign equivalent of these) related thereto.  UM will not seek to narrow the scope of a pending application without obtaining CHROMADEX’s consent, which consent shall not be unreasonably withheld or delayed.  UM shall use its good faith efforts to provide CHROMADEX with a copy of all materials to be filed with the U.S. Patent and Trademark Office and its foreign equivalents at least ten (10) business days prior to the planned filing and afford CHROMADEX the right to comment; provided, however, in the event such documents are not timely sent, no breach of contract shall be deemed to have occurred.

(iv)
CHROMADEX will cooperate with UM in the filing, prosecution, and maintenance of any Patents. UM will advise CHROMADEX promptly as to all material developments with respect to the applications. Copies of all papers received and filed in connection with prosecution of applications in all countries will be provided promptly after receipt or filing to CHROMADEX to enable it to advise UM concerning the applications.

(vi)
Each party agrees to promptly forward all written communications from the other party regarding prosecution of the Patents to its patent counsel as appropriate, with a written confirmation to the other party that the communications have been forwarded.

7.2            Infringement by Third Party.

In the event that CHROMADEX or UM becomes aware of suspected infringement of the Patent, they shall promptly notify the other parties of such suspected infringement.   CHROMADEX or UM directly or together, may bring suit to abate infringement of the Patents, or communicate with a potential infringer, with prior approval from the other parties.  In the event that one party intends to bring suit relating to suspected infringement, it shall promptly notify the other parties of its intention to sue so that the other parties may have the opportunity to approve and participate in and share costs and recoveries from said suit.  If only one party brings suit and the other parties choose not to participate in said suit, the party that brings the suit shall be liable for all litigation costs and shall be entitled to retain all recoveries therefrom.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

ARTICLE 8
CONFIDENTIALITY, PUBLICATIONS AND USE OF NAME

8.1
Confidentiality.  To the extent allowed by law, both parties shall maintain in confidence and shall not disclose to any third party the Confidential Information received pursuant to this Agreement, without the prior written consent of the disclosing party except that the Confidential Information may be disclosed by either party only to those third parties (x) who have a need to know the information in connection with the exercise by either party of its rights under this Agreement and who agreed in writing to keep the information confidential to the same extent as is required of the parties under this Article 8.1, or (y) to whom either party is legally obligated to disclose the information.  The foregoing obligation shall not apply to information which:

(a)
is, at the time of disclosure, publicly known or available to the public, provided that Information will not be deemed to be within the public domain merely because individual parts of such Information are found separately within the public domain, but only if all the material features comprising such Confidential Information are found in combination in the public domain;

(b)	recipient can demonstrate by written records that Confidential Information was previously known to it prior to disclosure by the disclosing party;

(c)	is hereafter furnished to recipient by a third party, as a matter of right and without restriction on disclosure,;

(d)	is made public by disclosing party;

(e)	is disclosed with the written approval of either party;

(f)
is the subject of a legally binding court order compelling disclosure, provided that recipient must give disclosing party notice of any request for disclosure pursuant to any legal proceeding, within two (2) business days of receipt of such request by recipient to the extent possible, and recipient must cooperate with disclosing party in disclosing party’s efforts in obtaining appropriate protective orders to preserve the confidentiality of the Confidential Information.

8.2
Publications.  Should UM desire to disclose publicly, in writing or by oral presentation, Confidential Information related to the Licensed Technology, UM shall notify CHROMADEX in writing of its intention at least ninety (90) days before such disclosure.  UM shall include with such notice a description of the oral presentation or, in the case of a manuscript or other proposed written disclosure, a current draft of such written disclosure.  CHROMADEX may request UM, no later than ninety (90) days following the receipt of UM’s notice, to file a patent application, copyright or other filing related to such Invention.  All such filings shall be subject to the provisions of Article 9.1 of this Agreement.  Upon receipt of such request, UM shall arrange for a delay in publication, to permit filing of a patent or other application by the CHROMADEX.  Should CHROMADEX reasonably determine that more than ninety (90) days is required in order to file any such patent information (including additional time required to perform additional research required for adequate patent disclosure), or, if CHROMADEX reasonably determines that such Confidential Information cannot be adequately protected through patenting and such Confidential Information has commercial value as a trade secret, then publication or disclosure shall be postponed until the parties can mutually agree upon a reasonable way to proceed.

8.3
Use of Name.  Neither CHROMADEX nor UM shall directly or indirectly use the other party’s name, seal, logo, trademark, or service mark, or any adaptation of them, or the name of any trustee, officer or employee thereof, without that party’s prior written consent.  Neither CHROMADEX nor UM shall disclose the terms of this Agreement to third parties except that UM or CHROMADEX may disclose this Agreement to any sub-licensee or Affiliate and may disclose an accurate description of the terms of this Agreement to the extent required under federal or state securities, tax, grant administration, or other disclosure laws, provided that UM shall take steps to preserve the confidentiality of such information to the extent allowed by law.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

ARTICLE 9
TERM AND TERMINATION

9.1
Term.  This Agreement and the licenses granted herein shall commence on the Effective Date and shall continue, subject to earlier termination under Articles 9.2 or 9.3 hereof, until the expiration of the last to expire of the Patents or for ten (10) years after first commercial sale of a Product, whichever is longer, after which CHROMADEX shall have a fully paid up, royalty free, worldwide right and license to make, have make, use, sell, offer for sale and import Product for any use or purpose.  At the end of the Term, the Parties agree to negotiate in good faith an extension of the Agreement so that CHROMADEX may continue to license the remaining Licensed Technology, including but not limited to UM Know-How and Improvements, still used by ChromaDex.

9.2	Termination by UM. Upon the occurrence of any of the events set forth below (“Events of Default”), UM shall have the right to terminate this Agreement by giving written	notice of termination, such termination effective with the giving of such notice:

(a) nonpayment of any amount payable to UM that is continuing sixty (60) calendar days after UM gives CHROMADEX written notice of such nonpayment;

(b)  any breach by CHROMADEX of any covenant (other than a payment breach referred to in clause (a) above or a Marketing Plan breach referred to in section 9.3 below) or any representation or warranty contained in this Agreement that is continuing sixty (60) calendar days after UM gives CHROMADEX written notice of such breach;

(c)  CHROMADEX fails to comply with the terms of the license granted under Article 2 hereof and such noncompliance is continuing sixty (60) calendar days after UM gives CHROMADEX notice of such noncompliance;

(d) CHROMADEX becomes subject to a Bankruptcy Event;

(e) the dissolution or cessation of operations by CHROMADEX;

(f)  If, during the term of this Agreement, CHROMADEX fails to keep at least one (1) Product on the market after the first commercial sale for a continuous period of one (1) year; where such noncompliance is continuing sixty (60) calendar days after UM gives CHROMADEX written notice of such noncompliance.

9.3
Marketing Plan.  CHROMADEX shall provide UM with a Marketing Plan that includes CHROMADEX’s research plans and financial projections for the Licensed Technology.  Such Marketing Plan will be added to Appendix B and be incorporated herein by reference.  UM shall be entitled to terminate this Agreement if CHROMADEX fails to meet the pre-established milestones contained in the Marketing Plan. The milestones may be changed as agreed upon in advance in writing by both parties.  UM shall give written notice of its decision to terminate this Agreement specifying a failure of the Marketing Plan milestones.  Unless CHROMADEX has remedied such failure or both parties have agreed, in writing, to a revised milestone schedule within sixty (60) days after receipt of such notice, this Agreement will be deemed to terminate as of the expiration of such sixty (60) day period.

9.4	Termination by CHROMADEX. CHROMADEX shall have the right to terminate this Agreement, at any time with or without cause, upon sixty (60) days’ written notice to the UM.

9.5
Rights and Duties Upon Termination. Within thirty (30) days after termination of this Agreement, each party shall return to the other party any Confidential Information of the other party.  In the event of an early termination of this Agreement, CHROMADEX shall have the right to use or sell all the Licensed Product(s) on hand or in the process of manufacturing at the time of such early termination, provided that CHROMADEX shall be obligated to pay to UM a royalty on such sales as set forth in this Agreement if, at that time a royalty or other payment would otherwise by  payable pursuant to the terms of this Agreement.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

Within thirty (30) days after termination of this Agreement by the UM under Article 9.2 or by CHROMADEX without Cause under Article 9.4, CHROMADEX, Affiliates and sub-licensees agree:

(a) to provide UM with copies of all results of research, development and marketing studies pertaining to the Products and Licensed Technology;

 (b) to provide UM an electronic and paper copy of any documents and correspondence related to the Licensed Technology and Product(s) between CHROMADEX and the Food and Drug Administration and other domestic and foreign government agencies; and

  (c)  to provide UM with an electronic and paper copy of any and all patent and trademark documents and correspondence related to the Licensed Technology and Product(s) between CHROMADEX and the U.S. Patent Office and foreign government equivalents.

(d) that UM shall own all right, title and interest in said research, development and marketing results as well as regulatory and intellectual property related applications submitted to all government agencies.  CHROMADEX, Affiliates and sub-licensees shall assign all patents related to Product in which UM is not an inventor to UM.

(e)  to perform all acts deemed necessary of desirable by UM to permit and assist it, in evidencing, perfecting, obtaining, maintaining, defending and enforcing UM’s ownership rights and/or any assignment with respect to inventions and patents to be assigned to UM in any and all countries at UM’s expense.  Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings.  Upon termination, CHROMADEX, Affiliates and sub-licensees herby irrevocably designate and appoint UM and its duly authorized officers and agents, as its agents and attorneys-in-fact to act for and in its behalf and instead of CHROMADEX, Affiliates and sub-licensees, to execute and file any documents and to do all other lawfully permitted acts to further the foregoing purposes with the same legal force and effect as if executed by CHROMADEX, Affiliates and sub-licensees.

9.6
Provisions Surviving Termination.  CHROMADEX’s obligation to pay any royalties accrued but unpaid prior to termination of this Agreement shall survive such termination. CHROMADEX shall owe UM royalties on sales when CHROMADEX has received payments from a sub-licensee or Affiliate. In addition, all provisions required to interpret the rights and obligations of the parties arising prior to the termination date shall survive expiration or termination of this Agreement.

ARTICLE 10
OTHER TERMS AND CONDITIONS

10.1
Assignment. This Agreement and the rights and benefits conferred upon CHROMADEX hereunder may not be transferred or assigned to any Person, directly or by merger, by sale or assignment of membership interests in CHROMADEX, or by other operation of law, without the express written permission of UM, which permission will not be unreasonably withheld.  Notwithstanding the requirement set forth in the preceding sentence, CHROMADEX may assign or transfer its interests in this Agreement without written permission from UM in the following circumstances:

(a)
an assignment in connection with the sale or transfer of all or substantially all of CHROMADEX’s assets which relate to the development, manufacture, sale or use of the Patents or a Product(s) provided that the buyer or transferee is at least as financially stable as CHROMADEX and following the sale or transfer would be as capable of performing its obligations under this Agreement as CHROMADEX would be; or

(b)
an assignment of a security interest in this Agreement as a part of a security interest in all or substantially all of the CHROMADEX’s assets which relate to the Patents or a Product(s).   Any prohibited assignment of this Agreement or the rights hereunder shall be null and void.  No assignment shall relieve CHROMADEX of responsibility for the performance of any accrued obligations, which it has prior to such assignment.  This Agreement shall inure to the benefit of permitted assigns of CHROMADEX.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

10.2
No Waiver.  A waiver by either party of a breach or violation of any provision of this Agreement will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this Agreement.

10.3
Independent Contractor.  Nothing herein shall be deemed to establish a relationship of principal and agent between UM and CHROMADEX, nor any of their agents or employees for any purpose whatsoever.  This Agreement shall not be construed as constituting UM and CHROMADEX as partners, or as creating any other form of legal association or arrangement which could impose liability upon one party for the act or failure to act of the other party. No employees or staff of UM shall be entitled to any benefits applicable to employees of CHROMADEX. Neither party shall be bound by the acts or conduct of the other party.

10.4	Notices. Any notice under this Agreement shall be sufficiently given if sent in writing by prepaid, first class, certified or registered mail, return receipt requested, addressed as follows:

if to UM, to:

University of Mississippi
P.O. Box 1848
100 Barr Hall
University, MS 38677
Attention: Dr. Walter G. Chambliss
Director of Technology Management

if to CHROMADEX, to:

ChromaDex Inc.,
Chief Financial Officer
10005 Muirlands Blvd
Suite G
Irvine, CA 92818

or to such other addresses as may be designated from time to time by notice given in accordance with the terms of this Article.

10.5
Entire Agreement.  This Agreement embodies the entire understanding between the parties relating to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral.  This Agreement may not be modified or varied except by a written document signed by duly authorized representatives of both parties.

10.6
Severability.  In the event that any provision of this Agreement shall be held to be unenforceable, invalid or in contravention of applicable law, such provision shall be of no effect, the remaining portions of this Agreement shall continue in full force and effect, and the parties shall negotiate in good faith to replace such provision with a provision which effects to the extent possible the original intent of such provision.

10.7
Force Majeure.  In the event that either party’s performance of its obligations under this Agreement shall be prevented by any cause beyond its reasonable control, including without limitation acts of God, acts of government, shortage of material, accident, fire, delay or other disaster, provided that the effected party shall have used its reasonable best efforts to avoid or remove the cause of such nonperformance and to minimize the duration and negative affect of such nonperformance, then such effected party’s performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.  The affected party shall continue performance under this Agreement using its best efforts as soon as such cause is removed.

10.8	Headings. Any headings and captions used in this Agreement are for convenience of reference only and shall not affect its construction or interpretation.

10.9	No Third Party Benefits. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their permitted assigns, any benefits, rights or remedies.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

10.10
Governing Law.  This Agreement shall be construed in accordance with and governed by the internal laws of the State of Mississippi, excluding such state’s rules relating to conflicts of laws, and its form, execution, validity, construction and effect shall be determined in accordance with such internal laws.

10.11	Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

10.12
Resolution of Disputes.  In the event of any dispute, controversy or claim arising out of or relating to this Agreement, or to any breach hereof, the parties shall attempt first to resolve the dispute by good faith negotiation.  If the parties are unable to reach agreement by negotiating in good faith they agree to seek resolution of the dispute by non-binding mediation in accordance with the mediation rules of the American Arbitration Association (“AAA”).

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

IN WITNESS WHEREOF, the parties hereto have duly executed this License Agreement as of the date first above written.

UNIVERSITY OF MISSISSIPPI

/s/ Walter G. Chambliss	10/15/14
Walter G. Chambliss, Ph.D.	Date
Director of Technology Management, Office of Research & Sponsored Programs

Acknowledged by:

/s/ David S. Pasco	10/17/14
David S. Pasco, Ph.D.	Date
Assistant Director, National Center for Natural Products Research

/s/ David D Allen	10/17/14
David D Allen, Ph.D.	Date
Dean, School of Pharmacy

CHROMADEX, INC.

/s/ Frank Jaksch	12/1/14
Frank Jaksch	Date
Chief Executive Officer

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

APPENDIX A

PATENTS

UM1410:  Potent Immunostimulants from Microalgae

USSN: 10/332,323
Issued Patent: 7,205,284
Issued: 4/17/2007
Expiration: 3/9/22

International Filings and Issued Patents:
Australia                                2001273330
Canada                                  2412600
France                                   1301191
Germany                               601 15 654.4
Netherlands                          1301191
South Korea                         10-08314080000
Great Britain                        1301191
Mexico                                 254542
Japan                                    2002-508454

UM1940: Potent Immunostimulatory Extracts from Microalgae

USSN 11/191,726
Issued Patent: 7,846,452
Issued: 10/7/2010
Expiration: 7/28/2025

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

APPENDIX B

MARKETING PLAN

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

APPENDIX C

Example Sales and Royalty Report

CHROMADEX:	UM Agreement ID:
Period Covered:	through
Prepared by:	Date:
(Company Representative)
Approved by:	Date:
(Company Representative)

If license agreement covers several major product lines, please prepare a separate report for each line.  Then combine all product lines into a summary report.

Report Type:	Single Product or Process Line Report:

(product name)
Multiproduct Summary Report, Page ____ of ____
Other Compensation:	Annual Payments, milestones, or other fees & compensation
Details:
Amount Due:
No Compensation of Royalty Due this Period
Reason:

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

Country	Quantity Produced	Quantity Sold	Gross Sales ($)	*Net Sales ($)	Royalty Rate	Conversion Rate (if applicable)	Royalty Due this Period
USA
Canada
Japan
Other:

TOTAL:

* To calculate net sales, use the following space to list separately the specific types of allowed deductions under the license agreement and the corresponding amounts:

Then calculate the final Net Sales amount by subtracting these amounts from Gross Sales, and note in the column above.